SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:  Columbia Technology Fund, Inc.
     Address of Principal Business Office (No. & Street, City, State, Zip Code):
         1301 S.W. Fifth Avenue, P.O. Box 1350, Portland, Oregon 97207 Telephone Number (including area code): (503) 222-3600
     Name and address of agent for service of process:
         Jeff B. Curtis
         1301 S.W. Fifth Avenue, P.O. Box 1350, Portland, Oregon  97207

     Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

     Please forward copies of communications to:
         Robert J. Moorman
         Stoel Rives L.L.P.
         900 S.W. Fifth Avenue, Suite 2300
         Portland, Oregon  97204

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Portland and State of Oregon on the 29th day of September, 2000.

                                            Columbia Technology Fund, Inc.


                                            By   JEFF B. CURTIS
                                               -------------------------------
                                                 Jeff B. Curtis
                                                  President

Attest:    MARK A. WENTZIEN
        -------------------------------
           Name:  Mark A. Wentzien
                  Title: Secretary